Carlos L. Ripley
                                3915 village well
                               Humble Texas 77396


December 16, 2001


Board Of Directors
Jonathon Moore, Chairman
Universal Beverages Holding Corporation
3301 West Main St.
Leesburg, Florida 34748


Board Of Directors
Jonathon Moore, Chairman

Effective  immediately,  I resign  as a member  of the  Board  of  Directors  of
Universal  Beverages  Holding   Corporation.   Also,  I  resign  from  Universal
Beverages, Inc if I am a member of that Board of Directors.

My resignation is a result of disagreements with the management over issues of policy. In particular, your failure to convene a board meeting, respond to any of my E-mails/Faxes or take any action to protect the assets of the company. I also have not received a response to my Fax of 12/03/2001 from Corporate Counsel, Mr. G. Alan Howard for a board meeting. In addition to the above mentioned, I have not received any information or correspondence from the new Directors or new Officers of UBHC and/or subsidiary regarding any business plan whatsoever as to saving the assets of Universal. As you know, there is a foreclosure sale scheduled for December 18th 2001. It appears rather clear you intend to take no action on behalf of the company.

Prior to the time you regained control of the company, there were several investment proposals to save the Company. While not ideal, at least the creditors and shareholders had some hope. Unfortunately, you and Ms. Mendius did not support any of these proposals. It now appears there is none except for those who purchase the assets at the foreclosure sale.

Because this resignation is [for cause] within the meaning of form 8-K, I am requesting that Universal Beverages Holding Corporation files an 8-K and include a copy of this letter. This letter is being faxed to the company in Leesburg and E-mailed to all board members that I have addresses for as well as corporate counsel.

Regards,

Carlos Ripley